SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive proxy statement
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☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
VALENTIS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Valentis, Inc.
863A Mitten Road
Burlingame, CA 94010

January 9, 2003

AN IMPORTANT REMINDER

Dear Valued Stockholder,

            You previously received proxy materials in connection with the upcoming Annual Meeting of Stockholders of Valentis, Inc., to be held on January 23, 2003. The Board of Directors recommends a vote FOR the nominees listed in Proposal No. 5 and FOR Proposal Nos. 1, 2, 3, 4 and 6.

            The affirmative vote of a majority of all outstanding shares of Common Stock will be required for approval of Proposal Nos. 1, 2, 3 and 4. Unless stockholders approve each of Proposal Nos. 1, 2, 3 and 4, the Company will not undertake any of the actions described in Proposal Nos. 1, 2, 3 and 4. All other proposals require the favorable vote of the majority of the votes cast.

            You should review carefully all of the proxy materials you previously received for important information prior to casting your vote.

            As described in the proxy materials, the consequence if stockholder approval of Proposal Nos. 1, 2, 3 and 4 is not obtained, is the Series A Amendment, Consent and Waiver will terminate. In addition, Nasdaq will delist the Company's Common Stock from trading on The Nasdaq National Market. The Series A Preferred holders may then elect to exercise their redemption rights and the Company would not have the funds available to redeem all outstanding shares of Series A Preferred Stock. The Company would likely need to consider taking action that may result in the Company's dissolution, insolvency or seek protection under bankruptcy laws or other similar actions.

            According to our latest records, your voting proxy for this meeting has not yet been returned. Regardless of the number of shares you may own, it is important that they be represented.

            Please sign, date and return the enclosed proxy card in the envelope provided. Thank you in advance for taking time to cast your ballot.

Sincerely,

Benjamin F. McGraw III
Chairman and Chief Executive Officer

PROXY

VALENTIS, INC.

863A MITTEN ROAD
BURLINGAME, CALIFORNIA 94010

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

        The undersigned hereby appoints Benjamin McGraw, III, Pharm.D. and Joseph Markey, or either of them, as proxies and attorneys-in-fact, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Valentis, Inc. (the "Company") held of record by the undersigned on December 12, 2002 at the Annual Meeting of Stockholders to be held on January 23, 2003 and any adjournments thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR DIRECTOR NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH DIRECTOR NOMINEE OR PROPOSAL.

        PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it using the enclosed envelope. Thank you for your prompt consideration of these matters.

Sincerely,

Valentis, Inc.

DETACH HERE

☒  PLEASE MARK VOTES AS IN THIS EXAMPLE.

Management recommends a vote FOR the Nominees listed in Proposal No. 5 and FOR Proposal Nos. 1, 2, 3, 4 and 6.

1.
Approve an amendment to the Company's certificate of incorporation to (i) adjust the conversion price of the Series A Preferred Stock from $9.00 to $0.242 (the "Series A Adjusted Conversion Price") and (ii) eliminate the redemption provisions relating to the Series A Preferred Stock.

FOR ☐                        AGAINST ☐                        ABSTAIN ☐

2.
Approve (i) an amendment to the Company's certificate of incorporation to cause all outstanding shares of Series A Preferred Stock to be automatically converted into Common Stock, at the Series A Adjusted Conversion Price, at 5:00 p.m. Eastern Standard Time on the date the Restated Certificate is filed with the Secretary of State of the State of Delaware (such automatic conversion to be referred to as the "Series A Conversion") and (ii) the Series A Conversion, including the issuance of approximately 127 million shares of Common Stock upon the Series A Conversion.

FOR ☐                        AGAINST ☐                        ABSTAIN ☐

3.
Approve an amendment to the Company's certificate of incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 65 million to 190 million.

FOR ☐                        AGAINST ☐                        ABSTAIN ☐

4.
Approve an amendment to the Company's certificate of incorporation to effect a reverse stock split of the Company's outstanding Common Stock, to become effective immediately after the Series A Conversion, in the range of 1:5 to 1:40, as determined in the discretion of the Board of Directors of the Company.

FOR ☐                        AGAINST ☐                        ABSTAIN ☐

5.
Election of Directors.
 Nominee:                        Patrick G. Enright                              Alan C. Mendelson

                                        FOR ☐    WITHHELD ☐                FOR ☐    WITHHELD ☐

6.
Ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 2003.

FOR ☐                        AGAINST ☐                        ABSTAIN ☐

7.
In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

Mark here for address change and notification. ☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date: